PALMER & DODGE LLP
                    One Beacon Street, Boston, MA 02108-3190
TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420



                                   May 7, 2001



To Each of the Persons Listed
on Schedule A Attached Hereto

         Re: Massachusetts RRB Special Purpose Trust WMECO-1 Rate Reduction Certificates

Ladies and Gentlemen:

         We have acted as special counsel to Massachusetts RRB Special Purpose Trust WMECO-1 (the "Trust"), a business trust to be established under the Delaware Business Trust Act (Chapter 38 of Title 12 of the Delaware Code, 12 DEL. C., ss. 3801 ET SEQ.) pursuanT to a Declaration of Trust (the "Declaration of Trust") to be executed hereafter, in connection with the proposed issuance by the Trust of up to $155,000,000 principal amount of its Rate Reduction Certificates (the "Certificates"). The Certificates will be issued pursuant to a Certificate Indenture (the "Certificate Indenture") to be executed hereafter by and between the Trust and The Bank of New York, as Certificate trustee (the "Certificate Trustee"). Upon issuance, the Certificates will represent fractional undivided beneficial interests in corresponding Notes (the "Notes") purchased by the Trust from WMECO Funding LLC (the "SPE"), together with all payments on the Notes. The Notes will be secured by a security interest in transition property (as described below), together with certain other property of the SPE. Transition property is a property right created under Chapter 164 of the Massachusetts Acts of 1997 (the "Restructuring Legislation") pursuant to Financing Order, D.T.E. 00-40, issued by the Massachusetts Department of Telecommunications and Energy (the "Department") on February 7, 2001 representing the irrevocable right of Western Massachusetts Electric Company ("WMECO") or its assignee to receive a certain nonbypassable charge (as adjusted from time to time) (the "RTC Charge") from certain retail customers of WMECO's distribution system. We also have acted as special counsel to the Massachusetts Development Finance Agency ("MassDevelopment") and the Massachusetts Health and Educational Facilities Authority ("MHEFA," and, collectively with MassDevelopment, the "Agencies"), as settlors of the Trust, in connection with the issuance of the Certificates. The Trust has been designated by the Agencies as a "special purpose trust" and the Certificates constitute "electric rate reduction bonds" under the Restructuring Legislation. The holders of beneficial interests of the Trust will be the Certificateholders. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Certificate Indenture.

         We have assumed for purposes of this opinion that the Certificates and related documents are executed in substantially the form we have examined and the transactions contemplated to occur under the Registration Statement (referred to below) in fact occur in accordance with the terms thereof.

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To Each of the Persons Listed
on Schedule A Attached Hereto
May 7, 2001
Page 2


         We have been asked whether the Legislature of The Commonwealth of Massachusetts (the "Commonwealth"), or the voters of the Commonwealth through the exercise of their referendum or initiative petition powers under the Massachusetts Constitution, could amend the Restructuring Legislation or otherwise enact legislation that would have the effect of substantially impairing the rights of the owners of the Certificates.

         The Restructuring Legislation provides, in pertinent part, that the
Commonwealth:

         does hereby pledge and agree with the owners of transition property and holders of electric rate reduction bonds that the commonwealth shall not (i) alter the provisions of this chapter which make the transition charges imposed by the financing order irrevocable and binding or (ii) limit or alter the reimbursable transition costs amounts, transition property, financing orders, and all rights thereunder until the electric rate reduction bonds, together with the interest thereon, are fully met and discharged. The financing entity as agent for the commonwealth is hereby authorized to include this pledge and undertaking for the commonwealth in these electric rate reduction bonds.

M.G.L. c.164,ss. 1H(b)(3).

         Section 10 of Article I of the United States Constitution provides, in part, that "[n]o state shall ... pass any...law impairing the obligation of contracts" (the "Contract Clause"). The Contract Clause protects contractual obligations from impairment by enactment of state law, including State constitutional amendments. ALLIED STRUCTURAL STEEL CO. V. SPANNAUS, 438 U.S. 234
(1978); UNITED STATES TRUST CO. V. NEW JERSEY, 431 U.S. 1 (1977). Case law makes clear that the principle precluding impairment of private contractual rights applies equally to the state legislatures and to the electorate in the exercise of its direct legislative powers. CONTINENTAL ILL. NAT'L BANK & TRUST CO. OF CHICAGO V. WASHINGTON, 696 F.2d 692 (9th Cir. 1983). It is our opinion that, upon issuance of the Certificates, by virtue of the statutory language quoted above, the Restructuring Legislation will give rise to enforceable contractual obligations for the benefit of the Certificateholders and that any attempt by the Commonwealth (or the voters) to repeal or amend the Restructuring Legislation or enact other legislation that affects the transition property in a manner that prevents the payment of the Certificates on a timely basis would constitute a substantial impairment of the contractual rights of the Certificateholders.

         The courts, however, have held that the provisions of the Contract Clause would not apply to state laws the enactment of which constitutes a reasonable and necessary exercise of a state's sovereign power to serve an important public purpose. SEE, E.G., UNITED STATES TRUST CO., SUPRA, 431 U.S. at 15, 19-20. There have been numerous cases in which legislative or popular concerns with the burden of taxation or governmental charges have led to the adoption of legislation reducing or eliminating taxes or charges that supported bonds or other contractual obligations entered into by public instrumentalities. Such concerns by themselves have NOT, however, been considered sufficient justification for a substantial impairment of the security of such bonds or obligations provided by the taxes or governmental charges involved. Instead, case law demonstrates that the complete impairment of a municipal bond obligation will not be

To Each of the Persons Listed
on Schedule A Attached Hereto
May 7, 2001
Page 3


tolerated, although a narrowly-tailored impairment may be upheld if it can be shown to be necessary to advance an important public interest, such as addressing the concerns of a "great public calamity." SEE, E.G., HOME BLDG. & LOAN ASS'N V. BLAISDELL, 290 U.S. 398, 439-41 (1934). The United States Supreme Court has consistently refused to permit the complete destruction of a governmental entity's obligation to repay a debt. As one commentator has noted:
"Despite the Supreme Court's general disinterest in the Contract Clause, the Court has invalidated virtually every legislative impairment of municipal or local indebtedness that has come before it in the last fifty years." SEE Barton
H. Thompson, Jr., "The History of the Judicial Impairment `Doctrine' and Its Lessons for the Contract Clause," 44 Stan. L. Rev. 1373, 1463 (1992). Although the Certificates have certain characteristics not found in more traditional municipal obligations, impairments of the Certificates should nonetheless be viewed by the courts with the same critical scrutiny applied in past cases.

         Based upon such case law, absent a demonstration by the Commonwealth that an impairment is narrowly-tailored and is necessary to advance an important public interest, such as a "great public calamity," it is our opinion that, under the Contract Clause, neither the Massachusetts Legislature nor the electorate through its referendum or initiative powers could repeal or amend the Restructuring Legislation or take any action, or refuse to take any action of a legislative character required by the Commonwealth under its pledge and agreement with the Certificateholders (described above), if such repeal or amendment, or such action or inaction, would substantially impair the rights of the Certificateholders.

         We have also been asked whether the Governor of the Commonwealth or the Department or others acting in an official capacity on behalf of the Commonwealth could take action in the exercise of the executive power to abrogate or otherwise interfere with the operation of the pledge and agreement with the Certificateholders (described above).

         While the question is not entirely free from doubt, the scope of the Contracts Clause may be restricted to actions in furtherance of the legislative power. SEE, E.G., ARRIAGA V. MEMBERS OF THE BD. OF REGENTS, 825 F.Supp. 1, 4 (D. Mass. 1992) ("[A]ctions solely by executive officers affecting contractual rights would not, unless constituting the exercise of a delegated legislative function, involve a potential violation of the Contracts Clause."). Even assuming that the scope of the Contracts is so restricted, however, we are of the opinion that the Takings Clause of the United States Constitution ensures that actions in the exercise of the executive power to abrogate or otherwise impair the operation of the pledge and agreement with the Certificateholders will not be permitted unless the Certificateholders receive just compensation therefor.

         The Fifth Amendment of the United States Constitution states that "private property [shall not] be taken for public use, without just compensation." The Fifth Amendment is made applicable to state action via the Fourteenth Amendment. SEE, E.G., WEBB'S FABULOUS PHARMACIES INC. V. BECKWITH, 449 U.S. 155, 160 (1980). The Takings Clause covers both tangible and intangible property. RUCKELSHAUS V. MONSANTO CO., 467 U.S. 986, 1000-1004 (1984) (trade secrets); LYNCH V. U.S., 292 U.S. 571, 579 (1934) (contract rights). Challenges to official action pursuant to the Takings Clause are evaluated by courts based essentially on ad hoc

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To Each of the Persons Listed
on Schedule A Attached Hereto
May 7, 2001
Page 4


factual inquiries. PENN CENTRAL TRANSP. CO. V. CITY OF NEW YORK, 438 U.S. 104, 124 (1978). Courts have recognized the power of a governmental entity to take property, which may be exercised even if it results in an impairment of a contract of such governmental entity, provided just compensation is paid. CONTRIBUTORS TO THE PENNSYLVANIA HOSPITAL V. CITY OF PHILADELPHIA, 245 U.S. 20, 23-24 (1917).

         Courts have examined the following factors to determine whether a taking has occurred: (i) the character of the governmental action; (ii) whether the economic impact of the official action on the property owner was such that there has been a denial of an "economically viable" use of property; and (iii) the extent to which the official action has interfered with distinct investment-backed expectations. PENN CENTRAL, 438 U.S. at 124, 138 n.36.

         The first factor generally requires the court to examine "the purpose and importance of the public interest reflected in the regulatory imposition" and "to balance the liberty interest of the private property owner against the Government's need to protect the public interest through imposition of the restraint." SEE KEYSTONE BITUMINOUS COAL ASS'N V. DEBENEDICTIS, 480 U.S. 470
(1987). CF. LUCAS V. SOUTH CAROLINA COASTAL COMM'N, 505 U.S. 1003, 1020-32
(1992) (rejecting balancing approach and prescribing "categorical rule" that total, confiscatory regulatory takings must be compensated); LOVELADIES HARBOR, INC. V. U.S., 28 F.3d 1171, 1178-79 (Fed. Cir. 1994).

         The second factor incorporates the principle enunciated by Justice
Holmes: "Government hardly could go on if to some extent values incident to property could not be diminished without paying for every such change in the general law." PENN COAL CO. V. MAHON, 260 U.S. 393, 413 (1922); LOVELADIES, 28 F.3d at 1176-77. "[N]ot every destruction or injury to property by governmental action has been held to be a `taking' in the constitutional sense." ARMSTRONG V. U.S., 364 U.S. 40, 48 (1960). Diminution in property value alone, thus, does not constitute a taking; there must be serious economic harm.

         The third factor is "a way of limiting takings recoveries to owners who could demonstrate that they bought their property in reliance on a state of affairs that did not include the challenged regulatory regime." LOVELADIES, 28 F.3d at 1177. The burden of showing such interference is a heavy one. KEYSTONE, 480 U.S. at 493. Thus, a reasonable investment-backed expectation "must be more than a `unilateral expectation or an abstract need.'" MONSANTO CO., 467 U.S. at 1005. Further, "legislation readjusting rights and burdens is not unlawful solely because it upsets otherwise settled expectations." USERY V. TURNER ELKHORN MINING CO., 428 U.S. 1, 16 (1976). "[T]he fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking. . . . This is not to say that contractual rights are never property rights or that the Government may always take them for its own benefit without compensation." CONNOLLY V. PENSION BENEFIT GUARANTY CORP., 475 U.S. 211, 224 (1986). Courts have declined to sustain a claim under the Takings Clause where the private party fails to show that it had a "reasonable expectation" at the time the contract was entered that it "would proceed without possible hindrance" arising from changes in government policy. CHANG V. U.S., 859 F.2d 893, 897 (Fed. Cir. 1988).

To Each of the Persons Listed
on Schedule A Attached Hereto
May 7, 2001
Page 5


         The outcome of any claim that an action in the exercise of the executive power to abrogate or otherwise impair the operation of the pledge and agreement with the Certificateholders without just compensation is unconstitutional would likely depend on factors such as the state interest furthered by such action, the extent of financial loss to Certificateholders caused by such action and the extent to which courts would consider that Certificateholders had a reasonable expectation that changes in government policy and regulation would not interfere with their investment.

         In our opinion, based on the foregoing, under the Takings Clause of the United States Constitution, neither the Governor of the Commonwealth nor the Department or others acting in an official capacity on behalf of the Commonwealth could take action in the exercise of the executive power to abrogate or otherwise interfere with the operation of the pledge and agreement with the Certificateholders without paying just compensation to the Certificateholders, as determined by a court of competent jurisdiction, if doing so would (i) constitute a permanent appropriation of a substantial property interest of the Certificateholders in the transition property secured by the Certificates and (ii) deprive the Certificateholders of their reasonable expectations arising from their investments in the Certificates. There is no assurance, however, that even if a court were to award just compensation it would be sufficient to pay the full amount of principal of and interest on the Certificates.

         The opinions expressed above are based upon existing case law (none of which addresses the specific facts presented herein), and do not constitute a guarantee of the outcome of any particular litigation. Moreover, there can be no assurance that, through the legislative or initiative process, a repeal or an amendment of the Restructuring Legislation would not be approved. In such an event, costly and time consuming litigation may ensue, adversely affecting, at least temporarily, the price and liquidity of the Certificates.

         We consent to the filing of this opinion as an exhibit to the SPE's Registration Statement on Form S-3 (Registration No. 333-59118), to the use of our name wherever appearing in such Registration Statement and any amendment thereto with respect to such opinion and to the disclosure regarding this opinion in the related prospectus and any related prospectus supplement. In giving the foregoing consent, however, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

         We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

                                       Very truly yours,

                                       /s/ PALMER & DODGE LLP

                                   SCHEDULE A

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Standard & Poor's Ratings Services
55 Water Street, 41st Floor
New York, New York 10041-0003

Fitch Inc.
1 State Street Plaza
New York, New York 10004

Massachusetts Health and Educational Facilities Authority
99 Summer Street - Suite 100
Boston, Massachusetts 02110

Massachusetts Development Finance Agency
75 Federal Street
Boston, Massachusetts 02110

Western Massachusetts Electric Company
174 Brush Hill Avenue
West Springfield, Massachusetts 01089

WMECO Funding LLC
c/o Western Massachusetts Electric Company
174 Brush Hill Avenue
West Springfield, Massachusetts 01089